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                                                                   Exhibit 10.37

WRITTEN DESCRIPTION OF 2005 TEAM MEMBER PROFIT SHARING PLAN

Under the 2005 Team Member Profit Sharing Plan (the "Plan"), a Pool of Funds will be generated based upon a portion of each dollar of pre-tax income earned above certain progressive earnings per share targets in fiscal year 2005. The portion of each dollar of pre-tax income earned increases as higher earnings per share targets are achieved, up to a maximum of fifty (50%) percent. The profit sharing pool will be distributed pro rata according to each team member's predetermined participation percentage and payments under the Plan are capped at that level. Team member participation percentages are stated as a percentage of base salary. Participating team members must be employed on or before December 31, 2004 in order to be eligible. Those hired between July 1, 2004 and December 31, 2004 will receive a pro-rata portion of their individual participation percentage. Participating team members must be employed by the Company at the date of the payment in fiscal year 2006. For each executive team member, the Plan also provides that five (5%) percent of their profit sharing is paid based on the percentage increase in the stock market capitalization of the Company from the third trading day after the release of earnings for fiscal year 2004 to the third trading day after the release of earnings for fiscal year 2005.